EXHIBIT 99.1

Contact:	Karen L. Dexter Director, Investor Relations Ampex Corporation (650) 367-4111

AMPEX DISPUTES HILLSIDE CAPITAL

ALLEGATION OF AGREEMENT DEFAULT

REDWOOD CITY, Calif., July 19, 2007, – Ampex Corporation (Nasdaq:AMPX) (“Ampex” or the “Company”) today announced that it received a notice from Hillside Capital Incorporated (“Hillside”) on July 13, 2007, alleging that Ampex has breached the Hillside-Ampex/Sherborne Agreement dated December 1, 1994 (the “Hillside Agreement”) and further alleging that if this breach is not cured within 10 days of the receipt of the notice, it will constitute an event of default which will entitle Hillside to declare the notes issued under the Hillside Agreement immediately due and payable. Ampex does not agree that there is any breach under the Hillside Agreement, has notified Hillside of its position and intends to vigorously defend its position if ultimately required to do so.

In 1994, Ampex, the Pension Benefit Guaranty Corporation (the “PBGC”) and certain affiliates, including Hillside, who were members of a “group under common control” for purposes of the Employee Retirement Income Security Act (“ERISA”), entered into a Joint Settlement Agreement (the “PBGC Agreement”) in connection with the 1994 reorganization of Ampex’s former parent, NH Holding Incorporated (“NHI”). The PBGC Agreement related to the substantial underfunding of the Company’s pension plan (the “Ampex Pension Plan”) and the pension plan of the Company’s former Media subsidiaries (the “Media Pension Plan”) (together the “Plans”). Under the terms of the PBGC Agreement, the Company and Hillside are jointly and severally liable to the PBGC to fund the required contributions under the Plans. Pursuant to the PBGC Agreement, Hillside is obligated to advance pension contributions for the Plans in the event the Company is unable to make the minimum required contributions.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company informed Hillside that the Company projected that it would not have sufficient liquidity and cash flow to be able to fund the scheduled pension payments in 2007, which are estimated to total $22.7 million. This projection was based on forecasted operations, scheduled repayments due in August 2008 on the Company’s Senior Notes, and scheduled debt service payments to Hillside during 2007 and 2008. As of July 15, 2007, the Company owes approximately $40 million to Hillside for pension contributions pertaining to the Plans that Hillside has advanced in prior periods pursuant to Hillside’s obligations under the PBGC Agreement and the Hillside Agreement. The Company has issued notes to Hillside (the “Hillside Notes”) in the amount of the pension contributions advanced, and these notes are collateralized by the inventory of Ampex Data Systems Corporation.

Hillside satisfied its obligation to fund scheduled contributions in prior years as well as in January, April and July 2007. However, as a precursor to the payment it made on July 13, 2007, Hillside alleged that the Company had failed to make all commercially reasonable efforts to obtain the funds needed from sources other than Hillside to make the July 13, 2007 pension payments, which totaled $4.4 million. Hillside has alleged that an event of default under the Hillside Agreement has occurred. If ultimately proven to be correct, all outstanding debt payable by the Company to Hillside would become due and payable to Hillside. However, the Company believes that no default has occurred and that it has exercised commercially reasonable efforts, as required by the Hillside Agreement, in connection with this matter. The Company has supplied Hillside with a detailed explanation of the Company’s cash flow projections for these periods supporting the Company’s position and intends to vigorously defend any legal action which may be brought by Hillside in connection with its allegations.

Earlier in the year, the Company and Hillside commenced negotiations to restructure the terms of the Hillside Notes in order to provide additional liquidity for the Company to be able to further monetize its intellectual property and to enhance the enterprise value of Ampex Data Systems Corporation for the benefit of all stakeholders. The Company and Hillside have been unable to agree to a mutually acceptable restructuring plan. Accordingly, the Company may be required to explore other avenues to fund future operating requirements and debt service such as deferring capital expenditures, selling assets and raising debt or equity.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, the progress of the Company’s negotiations with Hillside, the possibility of legal proceedings brought by or against the Company, the effect of any such litigation on the Company’s business, assets, financial condition and ability to obtain additional debt or equity financing and complete its strategic business plans, the Company’s ability to sell assets or explore other avenues to fund operating requirements, the effect of any of the foregoing on the Company’s stock price and exchange listing, and the other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as other documents periodically filed with the SEC.